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EXHIBIT 99.1

                       IHHI SETTLES LITIGATION WITH OC-PIN

FOR IMMEDIATE RELEASE      FOR MORE INFORMATION CONTACT:
                           EDWARD GYIMAH   (714) 953-3503


         Santa Ana, California --April 2, 2009-- Integrated Healthcare Holdings, Inc. announced today that it has agreed to settle a number of pending lawsuits with Orange County Physicians Investment Network, LLC, which is owned primarily by local physicians and is one of IHHI's largest shareholders, and certain related parties of OC-PIN.

         The litigation grew out of a lawsuit filed by IHHI in May, 2007 against two of its former directors and one current director alleging various breaches of fiduciary duties owed to the company. The dispute escalated over the past two years when the directors cross-complained against IHHI and OC-PIN filed a number of lawsuits seeking to oust the company's former Chief Executive Officer and to assert various shareholder rights. None of the parties admitted any wrongdoing in connection with the settlement.

         Maurice J. DeWald, IHHI's Chairman of the Board, said "I could not be more pleased that IHHI is turning the page on this unfortunate chapter in our company's short history. The Board of Directors, management, and our dedicated employees are now looking forward to concentrating all of our efforts on providing quality health care to our patients."

         IHHI's recently appointed President and Chief Executive Officer, Kenneth K. Westbrook, was also happy and relieved that the parties were able to settle their differences out of court. "When I started here just over three months ago, I quickly realized that settling this litigation was key to unlocking the vast potential of our four hospitals that are so critical to the delivery of health care in Orange County," Westbrook said. "It is a new day for IHHI. I am ecstatic that all parties have found a way to put this behind them and focus on working together to provide the best possible service to our patients and the community."

About Integrated Healthcare Holdings, Inc.

         Integrated Healthcare Holdings, Inc. owns and operates the following four acute care hospitals in Orange County, California: Western Medical Center in Santa Ana; Western Medical Center in Anaheim; Coastal Communities Hospital in Santa Ana; and Chapman Medical Center in Orange. For more information about IHHI, please refer to our website at www.ihhioc.com.

Safe Harbor for Forward-Looking Statements

         Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended March 31, 2008, our quarterly reports on Form 10-Q and our periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We undertake no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events, or otherwise.